Exhibit 4.11

September 6, 2006

Yamana Gold Inc.
Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Autorite des Marches Financiers
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Yamana Gold Inc. (the "Company")

        Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Michael W. Kociumbas, P.Geo., Vice-President and Senior Geologist of Watts, Griffis & McOuat Limited to being named by reference in a take-over bid circular of the Company dated September 6, 2006 (the "Circular") and to the inclusion by reference of reference to the following report (the "Report") and of extracts from or a summary of the Report in the written disclosure contained in the Circular or any other documents incorporated by reference therein:

        "A Preliminary Feasibility Study of the Santa Elina Gold Project Composed of the São Francisco, São Vicente and Fazenda Nova/Lavrinha Properties in Brazil for Santa Elina Mines Corporation, dated July 4, 2003."

        I hereby confirm that I have read the disclosure by reference of the Report and extracts from or a summary of the Report contained in the Circular, and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Report, or (ii) are within my knowledge as a result of the services performed by the undersigned in connection with the Report.

Sincerely,

/s/ MICHAEL W. KOCIUMBAS Michael W. Kociumbas, P.Geo. Vice-President and Senior Geologist Watts, Griffis & McOuat Limited